EXHIBIT 11.1

                         TRICO MARINE SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE

             (In thousands, except share and per share amounts)


                                                          Three Months Ended
                                                                March 31,
                                                         ---------------------
                                                            1997        1996
                                                         ---------   ---------

  Net income                                             $   6,671   $     364
                                                         =========   =========

  Computation of weighted  average
       number of shares outstanding:

            Issued :  7,840,896

            Weighted average shares outstanding          7,766,646   3,051,339

            Add: Incremental shares applicable
                 to stock options based on the
                 Treasury Stock method using
                 average market price                      665,719           -
                                                         ---------   ---------

            Weighted average common shares
                 and equivalents outstanding             8,432,365   3,051,339
                                                         =========   =========

  Earnings per common share and
       equivalent outstanding:

            Net income                                   $    0.79   $    0.12
                                                         =========   =========